Exhibit 3.3

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CAMBIUM LEARNING GROUP, INC.

Cambium Learning Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

FIRST: The name of the corporation is Cambium Learning Group, Inc. The Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware on June 19, 2009. The name under which the corporation was incorporated was Cambium Holdings, Inc. The original certificate of incorporation of the corporation was amended on June 22, 2009. The certificate of incorporation, as amended, was amended and restated on August 4, 2009 and October 29, 2009.

SECOND: This Third Amended and Restated Certificate of Incorporation of the corporation has been duly adopted in accordance with the provisions of Section 242 and 245 of the DGCL. The approval of the stockholders of the corporation was obtained in accordance with Section 211 of the DGCL.

THIRD: The Certificate of Incorporation, as amended, of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation (which is hereinafter referred to as the “Corporation”) is Cambium Learning Group, Inc.

ARTICLE II

ADDRESS

The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITALIZATION

A. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Sixty-Five Million (165,000,000) consisting of Fifteen Million (15,000,000) shares of Preferred Stock, $.001 par value per share (hereinafter referred to as "Preferred Stock"), and One Hundred Fifty Million (150,000,000) shares of Common Stock, $.001 par value per share (hereinafter referred to as "Common Stock").

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation (the "Board of Directors") is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1)	The designation of the series, which may be by distinguishing number, letter or title.
(2)

The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3)	The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.
(4)	Dates at which dividends, if any, shall be payable.

(5)	The redemption rights and price or prices, if any, for shares of the series.
(6)	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.
(7)	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
(8)

Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(9)	Restrictions on the issuance of shares of the same series or of any other class or series.
(10)	The voting rights, if any, of the holders of shares of the series.
(11)	Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

C. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may be provided in this Third Amended and Restated Certificate of Incorporation or in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders. The holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The holders of the shares of Common Stock shall at all times, except as otherwise provided in this Third Amended and Restated Certificate of Incorporation or as required by law, vote as one class, together with the holders of any other class or series of stock of the Corporation accorded such general voting rights.

D. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

BY-LAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

(1)	to make, alter, amend or repeal the Bylaws of the Corporation or any amendment thereof without the assent or vote of the stockholders of the Corporation; and
(2)

from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Third Amended and Restated Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

Notwithstanding any other provisions of this Third Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation and in addition to any other vote required by law, no provision of the Bylaws may be altered, amended or repealed in any respect by the stockholders, nor may any provision inconsistent therewith be adopted, in any respect by the stockholders, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, at any annual or special meeting of the stockholders of the Corporation, duly called and upon proper notice thereof.

The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law; provided that such powers are approved by the affirmative vote of the holders of at least a majority of the capital stock of the Corporation entitled to vote generally in an election of directors.

ARTICLE VI

STOCKHOLDER ACTIONS

A.	CALLING A MEETING

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairperson of the Board of Directors or the Chief Executive Officer or at the written request of a majority of the members of the Board of Directors or, for so long as VSS-Cambium Holdings III, LLC, a Delaware limited liability company or one or more funds or entities, owned, controlled or managed by VSS Fund Management LLC (each a "VSS Fund" and collectively, the "VSS Funds") have beneficial ownership (as determined in accordance with Rule 13d-3 of the Securities Exchange Act 1934, as amended (the "Exchange Act")) of at least twenty-five (25%) of the outstanding shares of capital stock of the Corporation, by a VSS Fund, and may not be called by any other person. Except as set forth in the preceding sentence with respect to the VSS Funds, any power of stockholders to call a special meeting is specifically denied; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of this Third Amended and Restated Certificate of Incorporation or any amendment hereto or any certificate filed under Section 151(g) of the DGCL, then such special meeting may also be called by the person or person, in the manner, at times and for the purposes so specified.

B.	ACTIONS BY STOCKHOLDERS

So long as the VSS Funds beneficially own (as determined in accordance with Rule 13d-3 of the Exchange Act) at least twenty-five (25%) of the outstanding shares of Common Stock, and subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of shares of outstanding capital stock having not less than the minimum number of votes necessary to authorize such action, subject to applicable law. Once the VSS Funds cease to beneficially own (as determined in accordance with Rule 13d-3 of the Exchange Act) at least twenty-five percent (25%) of the outstanding shares of Common Stock, and subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

C.	ADVANCE NOTICE

Advance notice of new business at a meeting of the stockholders and stockholder proposals and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VII

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

A.	NUMBER

Subject to the right of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in this Third Amended and Restated Certificate of Incorporation, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be between one and 11, as such number shall be determined by the Board of Directors from time to time and, on the date hereof, the initial number of directors shall be seven.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

For so long as the VSS Funds or any affiliate thereof beneficially owns (as determined in accordance with Rule 13d-3 of the Exchange Act) at least a majority of the outstanding shares of Common Stock, a majority of the directors shall be nominated by the VSS Funds or an affiliate thereof (each a “VSS Nominee” and collectively, the “VSS Nominees”).

Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this Article VII unless otherwise provided for in the applicable Preferred Stock Designation; and shall instead be governed by the Preferred Stock Designation.

B.	REMOVAL

Subject to the rights of holders of any class or series of Preferred Stock, if any, to elect directors under specified circumstances, a director may be removed from office only (i) for cause and only by the affirmative vote of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class or (ii) for so long as the VSS Funds continue to beneficially own (as determined in accordance with Rule 13d-3 of the

Exchange Act) at least twenty-five percent (25%) of the outstanding shares of capital stock of the Corporation, without cause and only by the affirmative vote of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

C.	VACANCIES

Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly-created directorships resulting from any increase in the authorized number of directors, or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected by the Board of Directors to fill any vacancy shall hold office for a term that shall coincide with the remaining term of the director to which such person has been elected.

D.	ELECTION

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

E.	VOTING

Unless otherwise set forth herein, a majority in voting power of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Each director shall have one (1) vote on all matters to be voted on by the Board of Directors or any committee thereof; provided, however, at any time that the right of any of the VSS Funds or an affiliate thereof to nominate a majority of the Board of Directors is in effect, if at any time there are less than a majority of directors who are VSS Nominees, then for so long as Jeffrey T. Stevenson shall be serving on the Board of Directors as a VSS Nominee, Jeffrey T. Stevenson shall have such number of votes as is equal to the majority of the number of director positions minus the number of VSS Nominees then serving on the Board of Directors, provided, that, in the event Jeffrey T. Stevenson shall not then be serving on the Board of Directors as a VSS Nominee then, for so long as David Bainbridge shall be serving on the Board of Directors as a VSS Nominee, David Bainbridge shall have such number of votes as is equal to the majority of  the number of director positions minus the number of VSS Nominees then serving on the Board of Directors, provided, further, that in the event neither Jeffrey T. Stevenson nor David Bainbridge shall be then serving on the Board of Directors as a VSS Nominee, then the most senior employee of the VSS Funds then serving on the Board of Directors as a VSS Nominee shall have such number of votes as is equal to the majority of the number of director positions minus the number of VSS Nominees then serving on the Board of Directors, provided, further, that in the event no employee of any VSS Fund shall then be serving on the Board of Directors as a VSS Nominee, then the Chairman of the Board of Directors shall have such number of votes as is equal to the majority of the number of director positions, in each case, so that all of the VSS Nominees then serving on the Board of Directors collectively have a majority of the votes. At any time that the right of any of the VSS Funds or an affiliate thereof to nominate a majority of the Board of Directors is in effect, all references in this Third Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, and any other charter document of the Corporation, each as may be amended from time to time, to (i) "a majority of the members of the Board of Directors", "a majority of the total number of directors then in office", "majority of the members of the Board", "a majority of the Board", "a majority of the remaining directors", "a majority of the authorized number of directors", "majority of the directors present" and similar phrases and (ii) "unanimous vote of the Board" or "all members of the Board" and similar phrases, in each case, shall give effect to the voting provisions of this Article VII such that references to "majority" shall mean a "majority" of the votes of the directors and references to "unanimous vote of the Board" or "all members of the Board" and similar phrases mean all votes entitled to be cast by the directors.

ARTICLE VIII

LIABILITY AND INDEMNIFICATION

A.	LIABIILTY

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

B.	INDEMNIFICATION
(1)

The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

(2)

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the DGCL.

(3)

The Corporation shall, to the fullest extent permitted by the DGCL, advance all costs and expenses (including, without limitation, attorneys' fees and expenses) incurred by any director or officer within fifteen (15) days of presentation of such costs and expenses to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil or criminal, administrative or investigative, so long as the Corporation receives from such director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the DGCL. Such obligation to advance costs and expenses shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross-claims to the fullest extent permitted by the DGCL. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

(4)

No amendment to or repeal of the provisions of this Article VIII shall deprive a director or officer of the benefit hereof with respect to any act or omission occurring prior to such amendment or repeal.

ARTICLE IX

CORPORATE OPPORTUNITIES

(1) In recognition of the fact that the Corporation, the VSS Funds, and directors, officers and employees of the VSS Funds, acting in their capacities as such, currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the VSS Funds (including possible service of directors, officers and employees of the VSS Funds as directors, officers and employees of the Corporation), the provisions of this Article IX  are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Authorized Persons and their directors, officers and employees, acting in their capacities as such, and the powers, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith. In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity not allocated to it pursuant to this Article IX to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision).

(2) To the fullest extent permitted by applicable law, no director, officer, employee, or stockholder of the Corporation, in such capacity, that is an Authorized Person or a director, officer, or employee of an Authorized Person, acting in his or her capacity as such, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation, which in each case is not a Restricted Opportunity. To the fullest extent permitted by applicable law, the Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities, which in each case is not a Restricted Opportunity, undertaken by any Authorized Person or any director, officer or employee of an Authorized Person, acting in his or her capacity as such, such investments or activities, which in each case is not a Restricted Opportunity, shall not be deemed wrongful or improper, and no such person shall be obligated to communicate, offer or present any potential transaction, matter or opportunity to the Corporation, which in each case is not a Restricted Opportunity, even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation.

(3) Nothing in this Article IX shall limit or otherwise prejudice any contractual rights the Corporation may have or obtain against any Authorized Person or any director, officer, or employee of any Authorized Person.

(4) For purposes of this Article IX:

"Authorized Person” shall mean the VSS Funds, any subsidiary of an Authorized Person, any successor by operation of law (including merger) of an Authorized Person, and any person or entity which acquires all or substantially all of the assets of an Authorized Person in a single transaction or series of related transactions; and “Restricted Opportunity” shall mean a transaction, matter or opportunity offered to a person in writing solely and expressly by virtue of such Authorized Person or a director, officer, or employee of an Authorized Person being a member of the Board of Directors or an officer or an employee of the Corporation. In the event that an Authorized Person or any director, officer or employee of an Authorized Person, acting in his or her capacity as such, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Authorized Person and the Corporation, but is not a Restricted Opportunity, the Authorized Person and the directors, officers and employees of the Authorized Person, acting in their capacities as such, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that an Authorized Person or any director, officer, or employee of an Authorized Person, acting in his or her capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity.

(5) Neither the alteration, amendment or repeal of this Article IX nor the adoption of any provision of this certificate of incorporation inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE X

AMENDMENTS

Except as may be expressly provided in this Third Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Third Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that any amendment or repeal of Article X of this Third Amended and Restated Certificate of Incorporation shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal, and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by its President on May 21, 2014

CAMBIUM LEARNING GROUP, INC.
By:	/s/ John Campbell
Name:	John Campbell
Title	President